EXHIBIT 23.08

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “ Federal Income Tax Aspects “ and “ Legal Matters “ in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Reg. No. 333-166849), as filed with the United States Securities and Exchange Commission on or about June 3, 2011, and the related Prospectus of Rogers International Raw Materials Fund, L.P.

/s/ Sidley Austin LLP

June 3, 2011